EXHIBIT 15.1

November 1, 2010

Alexander’s, Inc.

210 Route 4 East

Paramus, New Jersey 07652

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Alexander’s, Inc. and subsidiaries for the nine-month periods ended September 30, 2010 and 2009, and issued our report dated November 1, 2010.  As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, is incorporated by reference in the following registration statements of Alexander’s, Inc.:

Registration Statement No. 333-151721 on Form S-8

Amendment No. 1 to Registration Statement No. 33-155727 on Form S-3

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey